EXHIBIT 10.8

IsoTis

Letter Agreement

Dr. James Trotman
161 C Street # 132
Blaine, Washington 98230
USA

January 15, 2004

Dear Dr. Trotman,

This Agreement confirms certain terms and conditions agreed to between you and IsoTis SA (“IsoTis”) effective October 27, 2003.

You hereby agree to terminate and waive all claims under your employment agreement dated January 1, 2003 with GenSci OrthoBiologics Inc., GenSci Regeneration Sciences Inc. and GenSci OCF, Inc. (“Employment Agreement”).  In consideration thereof, IsoTis shall pay you the sum of USD $180,000.

With respect to your relocation, IsoTis will pay you USD $1,900 per month until June 2004.

IsoTis also agrees to continue providing you with the life insurance, health insurance and disability benefits received under the same terms and conditions which were in place as of October 27, 2003, with a maximum expense to IsoTis of USD $20,000 per annum.  In the event such benefits can not be provided to you by IsoTis for any reason and this Agreement has not terminated or expired, then IsoTis shall pay you up to USD $20,000 annually until the termination or expiration of this Agreement.

With respect to your 672,000 options to acquire shares of unrestricted common stock of GenSci Regeneration Sciences Inc. at an exercise price of CDN $0.40 per share (the “Existing Options”), you will be granted options under a new stock option plan similar to the IsoTis Stock Option Plan dated November 27, 2002 and at least equivalent in material respects to IsoTis’ existing stock option plan (the “New Stock Option Plan”).  The number of replacement options to which you shall be entitled shall be 328,474, each with an exercise price of CHF1.00 (the “New Options”).  All of the New Options shall vest as of November 27, 2003.  The New Options may be exercised at any time during the six (6) years immediately following vesting and shall expire if they are not exercised by you within the six (6) year period immediately following vesting as provided in the New Stock Option Plan.

IsoTis SA
18-20 Avenue de Sévelin
1004 Lausanne
Switzerland
Tel+41 21 620 6000

970617.1

With respect to your Reward for Tenure IsoTis shall contribute the sum equal to USD $385,000 to the Bioresearch Foundation or its assignee on or before December 31, 2003.  IsoTis further agrees that on or before December 31, 2003, IsoTis shall assign for the benefit of the Bioresearch Foundation or its assignee the cash surrender value of the two (2) life insurance policies written by Prudential Life and insuring Employee’s life (policy numbers 77748479 and 77748454), which IsoTis may be entitled to, however, it is understood that IsoTis shall not make any cash contributions or other payments toward such life insurance policies.

If the above terms are acceptable, please sign and date the duplicate copies of this letter in the spaces provided below and return one fully executed copy to IsoTis.

Very truly yours,

ISOTIS SA

/s/ JACQUES ESSINGER

Jacques Essinger, CEO

AGREED TO AND ACCEPTED

/s/ Dr. JAMES TROTMAN

Date: January 23, 2004